Exhibit 4.1

WARRANT AGREEMENT

WARRANT AGREEMENT, dated as of April 23, 2024 (this “Agreement”), between Great Ajax Corp., a Maryland corporation (the “Company”), and Equiniti Trust Company, a limited trust company organized under the laws of the State of New York (the “Warrant Agent” or “Equiniti”).

WHEREAS, pursuant to the Securities Purchase Agreement by and among the Company, Thetis Asset Management LLC and Rithm Capital Corp., dated February 26, 2024 (the “Securities Purchase Agreement”), the Company wishes to issue warrants (the “Warrants”) in book-entry form entitling the holder of the Warrants (the “Holder,” which term shall include Holder’s transferees, successors and assigns and “Holder” shall include, if the Warrants are held in “street name,” a Participant (as defined below) or a designee appointed by such Participant) to purchase an aggregate of up to 6,529,851 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), underlying the Warrants (“Warrant Shares”);

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Warrant Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a)	“Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the New York Stock Exchange is authorized or required by law or other governmental action to close.

(c)	“Close of Business” on any given date means 5:00 p.m., Eastern time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., Eastern time, on the next succeeding Business Day.

(d)	“Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(e)	“Warrant Certificate” means a certificate in substantially the form attached as Exhibit A hereto, representing such number of Warrant Shares (as defined below) as is indicated therein, provided that any reference to the delivery of a Warrant Certificate in this Agreement shall include delivery of notice from the Depository or a Participant (each as defined below) of the transfer or exercise of Warrant in the form of a Book-Entry Warrant (as defined below).

All other capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Warrant Certificate.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms or conditions hereof (and no implied terms and conditions), and the Warrant Agent hereby accepts such appointment.

Section 3. Book-Entry Warrants.

(a) The Warrants shall be issued as of the date of issuance in book-entry form in the name of each holder and in such amounts as instructed by the Company in writing (which may be by e-mail) (the “Book-Entry Warrants” and each, a “Book-Entry Warrant”). Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by the Warrant Agent.

(b)  A Holder has the right to elect, at any time or from time to time, a Warrant Exchange (as defined below) pursuant to a Warrant Certificate Request Notice (as defined below). Upon written notice by a Holder to the Warrant Agent for the exchange of some or all of such Holder’s Book-Entry Warrants for a Warrant Certificate, evidencing the same number of Warrants, which request shall be in the form attached hereto as Annex A (a “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the deemed surrender upon delivery by the Holder of a number of Book-Entry Warrants for the same number of Warrants evidenced by a Warrant Certificate, a “Warrant Exchange”), the Warrant Agent shall promptly effect the Warrant Exchange and shall promptly issue and deliver to the Holder a Warrant Certificate for such number of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Warrant Certificate shall be dated the original issue date of the Warrants, shall be executed by manual signature by an authorized signatory of the Company, shall be in the form attached hereto as Exhibit A. In connection with a Warrant Exchange, the Company agrees to deliver, or to direct the Warrant Agent to deliver, the Warrant Certificate to the Holder within three (3) Business Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”). The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Warrant Certificate. Notwithstanding anything to the contrary set forth herein, the Warrants shall be subject to all of the terms and conditions of this Agreement and the Warrant Certificate (regardless of whether a Holder has elected a Warrant Exchange); provided, that in the event of any conflict between this Agreement and the Warrant Certificate, this Agreement shall control.

Section 4. Form of Warrant Certificates. The Warrant Certificates, together with the form of election to purchase Common Stock (“Exercise Notice”) and the form of assignment attached thereto, shall be in the form of Exhibit A hereto.

Section 5. Countersignature and Registration. The Warrant Certificates shall be executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, either electronically or by facsimile signature. The Warrant Certificates may be countersigned by the Warrant Agent, either manually or by facsimile signature. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept, at its office designated for such purposes, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective Holder of the Warrant Certificates, the number of warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate. The Warrant Agent will create a special account for the issuance of Warrant Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Subject to the provisions of the Warrant Certificate and the last sentence of this first paragraph of Section 6, and subject to applicable law, rules or regulations, or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the original issuance dates of the Warrants, and at or prior to the Close of Business on the Expiration Date, any Warrant Certificate or Warrant Certificates or Book-Entry Warrant or Book-Entry Warrants may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates or Book-Entry Warrant or Book-Entry Warrants, entitling the Holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates or Book-Entry Warrant or Book-Entry Warrants covered by the applicable request of such Holder then entitled such Holder to purchase. Any Holder desiring to transfer, split up, combine or exchange any Warrant Certificate or Book-Entry Warrant shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate or Warrant Certificates, together with the required form of assignment and certificate duly executed and properly completed and such other documentation as the Warrant Agent may reasonably request, to be transferred, split up, combined or exchanged at the office of the Warrant Agent designated for such purpose, provided that no such surrender is applicable to the Holder of a Book-Entry Warrant. Any requested transfer of Warrants, whether in book-entry form or certificate form, shall be accompanied by evidence of authority of the party making such request that may be reasonably required by the Warrant Agent. Thereupon the Warrant Agent shall, other than with respect to any Book-Entry Warrant, subject to the last sentence of this first paragraph of Section 6, deliver to the Person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company may require payment from the Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

Upon receipt by the Warrant Agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, which evidence shall include an affidavit of loss, or in the case of mutilated certificates, the certificate or portion thereof remaining, and, in case of loss, theft or destruction, of indemnity or security reasonably acceptable to the Company and the Warrant Agent and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company or the Warrant Agent will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

Section 7. Exercise of Warrants; Exercise Price; Expiration Date.

(a) The Warrants shall be exercisable commencing on the initial exercise date set forth in the Warrant Certificate. The Warrants shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at or prior to the Close of Business on the Expiration Date. Subject to the foregoing and to Sections 7(b) and 7(f) below, the Holder may exercise the Warrants in whole or in part upon (i) surrender of the Warrant Certificate, if applicable, and (ii) delivery of the properly completed and duly executed Exercise Notice and, except in the case of a Net Exercise, payment of the Exercise Price, which may be made, at the option of the Holder, by wire transfer or by certified or official bank check in U.S. dollars, to the Warrant Agent at the office of the Warrant Agent designated for such purposes. The Exercise Notice for a Net Exercise shall be delivered to the Company. The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in the Company’s name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holder will receive interest on any deposits or Exercise Price. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required.

(b) An Exercise Notice for a Net Exercise shall be delivered by the Company to the Warrant Agent along with the number of Warrant Shares issuable in connection with such Net Exercise. The Warrant Agent shall have no obligation under this Agreement to calculate, the number of Warrant Shares issuable in connection with a Net Exercise, nor shall the Warrant agent have any duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares issuable upon such exercise, pursuant to this Section 7, is accurate or correct.

(c) Upon the Warrant Agent’s receipt of a Warrant Certificate, if applicable, at or prior to the Close of Business on the Expiration Date set forth in such Warrant Certificate with the executed Exercise Notice and payment of the Exercise Price for the Warrant Shares to be purchased (other than in the case of a Net Exercise) and an amount equal to any applicable tax, or governmental charge referred to in Section 6 by wire transfer, or by certified check or bank draft payable to the order of the Warrant Agent, the Warrant Agent shall cause the Warrant Shares underlying such Warrant Certificate or Book-Entry Warrant to be delivered to or upon the order of the Holder of such Warrant Certificate or Book-Entry Warrant registered in such name or names as may be designated by such Holder, no later than the Warrant Share Delivery Date or Share Delivery Date. If the Company is then a participant in the DWAC system of the Depository Trust Company (the “Depository”) and there is either (i) an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (ii) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, then the Warrant Shares shall be transmitted by the Warrant Agent to the Holder by crediting the account of the Holder’s broker with the Depository through its DWAC system. Notwithstanding anything else to the contrary in this Agreement, except in the case of a Net Exercise, if any Holder fails to duly deliver payment to the Warrant Agent of an amount equal to the aggregate Exercise Price of the Warrant Shares to be purchased upon exercise of such Holder’s Warrant as set forth in Section 7(a) hereof by the Warrant Share Delivery Date, the Warrant Agent will not obligated to deliver such Warrant Shares (via DWAC or otherwise) until following receipt of such payment, and the applicable Warrant Share Delivery Date shall be deemed extended by one day for each day (or part thereof) until such payment is delivered to the Warrant Agent. With respect to the exercise of any Book-Entry Warrants, the Warrant Agent shall, as promptly as practicable following any exercise, execute and deliver a written confirmation evidencing the book-entry registration of the Warrant Shares in the Holder’s name, and if the Book-Entry Warrants shall not have been exercised in full, a new book-entry position for the number of Warrants Shares as to which the Book-Entry Warrants shall not have been exercised.

(d) The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price for all Warrants in the account of the Company maintained with the Warrant Agent for such purpose (or to such other account as directed by the Company in writing) and shall advise the Company via email at the end of each day on which Exercise Notices are received or funds for the exercise of any Warrant are received of the amount so deposited to its account.

(e) In case the Holder shall exercise fewer than all Warrants evidenced by any Warrant Certificate (if applicable), upon the request of the Holder, a new Warrant Certificate evidencing the number of Warrants equivalent to the number of Warrants remaining unexercised may be issued by the Warrant Agent to such or to its duly authorized assigns in accordance with Section 11 of the Warrant Certificate, subject to the provisions of Section 6 hereof.

(f) The Holder may not exercise the Warrants in whole or in part prior to the earlier of (i) the date of effectiveness of the Resale Registration Statement (as such term is defined in the Securities Purchase Agreement) and (ii) October 23, 2024.

(g) To the extent the Warrant Agent requires the Company to provide the Warrant Agent any instruction, confirmation or information prior to effecting any request of the Holder pursuant to this Agreement, including, for the avoidance of doubt, in order to effect the issuance of any Warrant, effect the exercise of any Warrant or provide ownership or other information with respect to any Warrant, the Company shall promptly provide such instruction, confirmation or information to the Warrant Agent.

Section 8. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled Certificates.

Section 9. Certain Covenants; Reservation and Availability of Shares of Common Stock or Cash.

(a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or its authorized and issued shares of Common Stock held in its treasury, free from preemptive rights, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants.

(b) The Warrant Agent will create a special account for the issuance of Common Stock upon the exercise of Warrants.

(c) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing Common Stock upon exercise of the Warrants. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the Holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any certificate for shares of Common Stock upon the exercise of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

Section 10. Common Stock Record Date. Each Person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, the date on which submission of the Exercise Notice was made, provided that any Warrant Certificate evidencing such Warrant was duly surrendered (if applicable) and, except in the case of a Net Exercise, payment of the Exercise Price (and any applicable transfer taxes) was received on or prior to the Warrant Share Delivery Date; provided, further, however, that, if the date of submission of the Exercise Notice is a date upon which the Common Stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

Section 11. Adjustment of Exercise Price, Number of Shares of Common Stock or Number of the Company Warrants. The Exercise Price, the number of shares of Common Stock covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in Section 2 of the Warrant Certificate.

Section 12. Fractional Shares of Common Stock.

(a) The Company shall not issue fractions of Warrants or distribute Warrant Certificates which evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction to the nearest whole Warrant (rounded down).

(b) The Company shall not issue fractions of shares of Common Stock upon exercise of Warrants or distribute stock certificates which evidence fractional shares of Common Stock. Whenever any fraction of a share of Common Stock would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with Section 3 of the Warrant Certificate.

Section 13. Concerning the Warrant Agent.

(a) The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees and expenses of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions or omissions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its fraud, gross negligence, bad faith, or willful misconduct (each as determined by a final non-appealable court of competent jurisdiction). The costs and reasonable expenses incurred by the Warrant Agent in enforcing this right of indemnification shall be paid by the Company.

(b)  Upon the assertion of a claim for which the Company may be required to indemnify the Warrant Agent, the Warrant Agent shall promptly notify the Company of such assertion, and shall keep the other party reasonably advised with respect to material developments concerning such claim. However, failure to give such notice shall not affect the Warrant Agent’s right to and the Company’s obligations for indemnification hereunder, except to the extent the Company is actually prejudiced thereby.

(c) Neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

(d) Notwithstanding anything contained herein to the contrary, the rights and obligations of the parties set forth in this Section 13 shall survive termination of this Agreement, the expiration of the Warrants or the resignation, removal or replacement of the Warrant Agent.

Section 14. Purchase or Consolidation or Change of Name of Warrant Agent. Any Person into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any Person succeeding to the stock transfer or other shareholder services business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 16. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

Section 15. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following express terms and conditions (and no implied terms and conditions), by all of which the Company, by its acceptance hereof, shall be bound and shall not assume any obligations or relationship of agency or trust with the Holder or any other Person:

(a) The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company).

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, Chief Financial Officer or any Vice President of the Company; and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.

(c) Subject to the limitations set forth in Section 13, the Warrant Agent shall be liable hereunder only for its own fraud, gross negligence, bad faith or willful misconduct, or for a breach by it of this Agreement.

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) by the Company or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock required under the provisions of Section 11 or 12 or responsible for the manner, method or amount of any such change or adjustment or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, Chief Financial Officer or any Vice President of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided the Warrant Agent carries out such instructions without fraud, gross negligence, bad faith or willful misconduct.

(g) The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company (subject to federal securities laws) or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(h) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof

(i) The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(j) The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(k) The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(l) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder and the Warrant Agent immediately notifies the Company of such ambiguity or uncertainty, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the Holder or any other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

This Section 15 shall survive the expiration of the Warrants, the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

Section 16. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon sixty (60) days’ notice in writing sent to the Company and to each transfer agent of the Common Stock, and to the Holder. The Company may remove the Warrant Agent or any successor Warrant Agent upon notice in writing, sent to the Warrant Agent or successor Warrant Agent, as the case may be, and, in the event that the Warrant Agent or one of its affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock, and to the Holder. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder, then the Holder may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent, provided that, for purposes of this Agreement, the Company shall be deemed to be the Warrant Agent until a new warrant agent is appointed. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a Person, other than a natural person, organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed, but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose, but such predecessor Warrant Agent shall not be required to make any additional expenditure (without prompt reimbursement by the Company) or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and, in the event that the Warrant Agent or one of its affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock, and mail a notice thereof in writing to the Holder. However, failure to give any notice provided for in this Section 16, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 17. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

Section 18. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder to or on the Company, (ii) by the Company or by the Holder to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder, shall be deemed given when in writing (a) on the date delivered, if delivered personally, (b) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), and (d) the date of transmission, if such notice or communication is delivered via facsimile or e-mail attachment at or prior to 5:30 p.m. (Eastern time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail attachment on a day that is not a Business Day or later than 5:30 p.m. (Eastern time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company, to:

Great Ajax Corp.

13190 SW 68th Parkway

Suite 110

Tigard, OR 97223

Attention: Lawrence Mendelsohn

Email: Larry@aspencapital.com

With a copy to:

Mayer Brown LLP

1221 Avenue of the Americas

Attention: Anna T. Pinedo

E-mail: apinedo@mayerbrown.com

(b)	If to the Warrant Agent, to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Reorg Department

Email ReorgWarrants@equiniti.com

With a copy to:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: legalteamUS@equiniti.com

(c) If to the Holder, to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder may be given by the Warrant Agent on behalf of the Company. Notwithstanding any other provision of this Agreement, where this Agreement provides for notice of any event to a Holder, such notice shall be sufficiently given if given to the Depository (or its designee) pursuant to the procedures of the Depository or its designee.

Section 19. Supplements and Amendments. The Company and the Warrant Agent may not supplement or amend this Agreement without the approval of the Holder.

Section 20. Further Assurances. Each party hereto agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the other party hereto for the carrying out or performing by any party of the provisions of this Agreement.

Section 21. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

Section 22. Benefits of this Agreement. Nothing in this Agreement or the Warrant Certificate shall be construed to give any Person other than the Company, the Holder and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement or the Warrant Certificate; but this Agreement and the Warrant Certificate shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holder.

Section 23. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 24. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 26. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement and the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 27.  Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest, it being understood that the Warrant Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 28.  Entire Agreement. The parties hereto acknowledge that there are no agreements or understandings, written or oral, between them with respect to matters contemplated hereunder other than as set forth herein and the Warrant Certificates, and that this Agreement and the Warrant Certificates contain the entire agreement between them with respect to the subject matter hereof and thereof.

Section 29. Fees; Expenses.

As consideration for the services provided by Equiniti (the “Services”), the Company shall pay to Equiniti the fees set forth on Schedule 1 hereto (the “Fees”). If the Company requests that Equiniti provide additional services not contemplated hereby, the Company shall pay to Equiniti fees for such services at Equiniti’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the parties hereto at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(a)  The Company shall reimburse Equiniti for all reasonable and documented expenses incurred by Equiniti (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that Equiniti reserves the right to request advance payment for any out-of-pocket expenses. The Company agrees to pay all Service Fees and Expenses within thirty (30) days following receipt of an invoice from Equiniti. Equiniti may adjust the Service Fees by up to the annual percentage of change in the latest Consumer Price Index of All Urban Consumers United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics, plus three percent (3%). Further, Equiniti may adjust the Service Fees to reflect cost increases due to (i) changes mandated by legal or regulatory requirements, or (ii) additional services requested by the Company that are not ordinarily provided by Equiniti to its customers generally without charging fees.

(b)  Upon termination of this Agreement for any reason, Equiniti shall assist the Company with the transfer of records of the Company held by Equiniti. Equiniti shall be entitled to reasonable additional compensation as may be agreed with the Company and reimbursement of any Expenses for the preparation and delivery of such records to the successor agent or to the Company, and for maintaining records and/or Stock Certificates that are received after the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GREAT AJAX CORP.

By:	/s/ Lawrence Mendelsohn
	Name:	Lawrence Mendelsohn
	Title:	Chief Executive Officer

EQUINITI TRUST COMPANY

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President, Corporate Actions Relationship Management & Operations